Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces Third Quarter 2013 Financial Results

NEW YORK, October 30, 2013 /PRNewswire-FirstCall/ — Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease (the “Company”), today announced its results for the third quarter ended September 30, 2013.

At September 30, 2013, the Company had cash, cash equivalents and interest receivable of $67.9 million, as compared to $14.7 million at December 31, 2012. In July 2013, the Company paid a $2.0 million New Drug Application (“NDA”) user fee related to the submission of its NDA filing to the Food and Drug Administration (“FDA”). In October 2013, the Company received a full refund of the $2.0 million NDA user fee following its receipt of a waiver granted under the small business waiver provision of the Federal Food, Drug, and Cosmetic Act. On January 30, 2013, the Company completed an underwritten public offering of common stock, which provided proceeds to the Company of approximately $74.8 million, net of underwriting discounts and offering expenses of approximately $5.6 million. Also in January 2013, the Company received a $7.0 million milestone payment from its Japanese partner for Zerenex (ferric citrate coordination complex), Japan Tobacco Inc. (“JT”) and Torii Pharmaceutical Co., Ltd. (“Torii”), related to JT’s January 2013 filing of a NDA with the Japanese Ministry of Health, Labour and Welfare for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease (“CKD”).

The net loss for the quarter ended September 30, 2013 was $15.7 million, or $0.19 per share, compared to a net loss of $5.5 million, or $0.08 per share, for the comparable quarter in 2012, representing an increase in net loss of $10.2 million. For the third quarter ended September 30, 2013, other research and development expenses increased by $6.6 million, as compared to the third quarter of 2012, primarily related to the Company’s Zerenex program, including costs associated with the filing of the NDA, preparation of the Marketing Authorization Application (“MAA”) submission, and manufacturing of pre-launch inventory and capacity expansion. The three months ended September 30, 2013, includes a one-time $1.0 million milestone payment to the licensor of Zerenex, related to the Company’s submission of the NDA in August 2013. Other general and administrative expenses during the third quarter of 2013 increased by $3.4 million, as compared to the third quarter of 2012, primarily related to pre-commercial activities related to Zerenex. The three months ended September 30, 2013, included $0.7 million of non-cash compensation expense related to equity incentive grants.

The net loss for the nine months ended September 30, 2013 was $29.1 million, or $0.36 per share, compared to a net loss of $16.1 million, or $0.22 per share, for the comparable period in 2012, representing an increase in net loss of $13.0 million. In January 2013, the Company recorded license revenue of $7.0 million for the milestone payment received from its Japanese partner for Zerenex, JT & Torii, as discussed above. For the nine months ended September 30, 2013, other research and development expenses increased by $8.9 million and other general and administrative expenses increased by $6.7 million, as compared to the nine months ended September 30, 2012, primarily related to the regulatory filings, manufacturing of inventory, one-time milestone payment, and pre-commercial activities discussed above. The nine months ended September 30, 2012 included a non-cash extraordinary gain of $2.6 million related to a write-off of the contingent equity rights liability following the termination of the license agreement for KRX-0401 (perifosine), and a $1.5 million arbitration award, included in interest and other income, net, resulting from a FINRA arbitration against a broker-dealer registered with the Securities and Exchange Commission. The nine months ended September 30, 2013, included $2.0 million of non-cash compensation expense related to equity incentive grants.

Ron Bentsur, the Company’s Chief Executive Officer, said, “The last few months have been very exciting for the Company. We submitted the Zerenex NDA, which filing has now been accepted by the FDA for review, and has been assigned a PDUFA goal date of June 7, 2014. Additionally, we have been actively building our commercial infrastructure with seasoned professionals in the dialysis and chronic kidney disease therapeutic areas to support the anticipated launch in mid-2014.”

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate coordination complex), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Keryx has completed a U.S.-based Phase 3 clinical program for Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with chronic kidney disease on dialysis, conducted pursuant to a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA). The Company’s New Drug Application (NDA) is currently under review by the FDA with an assigned Prescription Drug User Fee Act (PDUFA) goal date of June 7, 2014. The Marketing Authorization Application filing with the European Medicines Agency (EMA) is pending submission. Zerenex is also in Phase 2 development in the U.S. for the management of elevated phosphorus and iron deficiency in anemic patients with Stages 3 to 5 non-dialysis dependent chronic kidney disease. In addition, Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. has filed its New Drug Application for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those relating to the results of clinical trials, the clinical benefits to be derived from Zerenex (ferric citrate coordination complex), regulatory submissions and the timing of any such review, approvals, the commercial opportunity and competitive positioning, and any business prospects for Zerenex, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: acceptance of the NDA filing represents only a preliminary evaluation of the application and is not indicative of deficiencies that may be identified during the FDA’s review; a PDUFA goal date is subject to change and does not guarantee that the review of the NDA will be completed on a timely basis; the risk that the FDA, EMA, and/or the Japanese Ministry of Health, Labour and Welfare ultimately deny approval of the U.S. NDA, MAA and/or Japanese NDA, respectively; the risk that SPAs are not a guarantee that the FDA will ultimately approve a product candidate following filing acceptance; whether the FDA and EMA will concur with our interpretation of our Phase 3 study results, supportive data, or the conduct of the studies; whether, Zerenex, if approved, will be successfully launched and marketed; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:

Lauren Fischer

Director – Investor Relations

Keryx Biopharmaceuticals, Inc.

Tel: 212.531.5965

E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUE:
License revenue	$—	$—	$7,000	$—

OPERATING EXPENSES:
Research and development:
Non-cash compensation	319	161	753	512
Other research and development	10,351	3,768	23,524	14,616

Total research and development	10,670	3,929	24,277	15,128

General and administrative:
Non-cash compensation	422	384	1,207	1,117
Other general and administrative	4,640	1,213	10,860	4,156

Total general and administrative	5,062	1,597	12,067	5,273

TOTAL OPERATING EXPENSES	15,732	5,526	36,344	20,401

OPERATING LOSS	(15,732)	(5,526)	(29,344)	(20,401)

OTHER INCOME:
Interest and other income, net	81	51	280	1,669

LOSS BEFORE EXTRAORDINARY GAIN	(15,651)	(5,475)	(29,064)	(18,732)

EXTRAORDINARY GAIN	—	—	—	2,639

NET LOSS	$(15,651)	$(5,475)	$(29,064)	$(16,093)

BASIC AND DILUTED NET LOSS PER COMMON SHARE
Before extraordinary gain	$(0.19)	$(0.08)	$(0.36)	$(0.26)
Extraordinary gain	—	—	—	0.04

Basic and diluted net loss per common share	$(0.19)	$(0.08)	$(0.36)	$(0.22)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	81,823,415	71,910,817	80,531,785	71,535,561

Balance Sheet Information:

	September 30, 2013	December 31, 2012*
	(unaudited)
Cash, cash equivalents, and interest receivable	$67,894	$14,677
Total assets	$75,065	$18,569
Accumulated deficit	$(421,672)	$(392,608)
Stockholders’ equity	$58,570	$10,494

*	Condensed from audited financial statements.